Exhibit 99.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS.  THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CONVERTIBLE SENIOR NOTE

US$300,000,000	September 16, 2019

Subject to the terms and conditions of this Convertible Senior Note (the “Note”), for good and valuable consideration received, LexinFintech Holdings Ltd. (乐信控股有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), promises to pay to the order of PAGAC Lemongrass Holding I Limited, a Cayman Islands exempted company (such party and any other permitted transferee, the “Holder”), the principal amount of US$300,000,000, plus accrued and unpaid interest thereon at the rate provided below, on September 16, 2026 (the “Maturity Date”), or such earlier date as may be otherwise provided herein, unless the outstanding principal, together with accrued interest, is settled in accordance with Article 3 of the Note.

The Note is issued pursuant to, and in accordance with, the Convertible Note Purchase Agreement, dated September 11, 2019 (the “Note Purchase Agreement”), between the Company and the Holder, and is subject to the provisions thereof.

The following is a statement of the rights of the Holder of the Note and the terms and conditions to which the Note is subject, and to which the Holder hereof, by the acceptance of the Note, agrees:

ARTICLE 1
DEFINITIONS

“Additional ADSs” shall have the meaning ascribed to such term in Section 4.1(a).

“ADS” means an American depositary share, representing two Class A Shares of the Company as of the date of this Note.

“ADS Depositary” means the depositary for the ADSs, being The Bank of New York Mellon as of the date of this Note.

“ADS Price” shall have the meaning ascribed to such term in Section 4.1(c).

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in the People’s Republic of China, Hong Kong or New York City.

“Capital Stock” means for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that Person.

“Class A Shares” means Class A ordinary shares in the share capital of the Company, par value US$0.0001 per share as of the date of this Note, subject to Section 4.4.

“Clause A Distribution” shall have the meaning ascribed to such term in Section 4.2(c).

“Clause B Distribution” shall have the meaning ascribed to such term in Section 4.2(c).

“Clause C Distribution” shall have the meaning ascribed to such term in Section 4.2(c).

“close of business” means 5:00 p.m. (New York City time).

“Common Equity” of any Person means ordinary share capital or Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Company Notice” shall have the meaning ascribed to such term in Section 5.1(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, provided, that such power shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) of the outstanding voting securities of such Person or the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Date” shall have the meaning ascribed to such term in Section 3.3(a).

“Conversion Notice” shall have the meaning ascribed to such term in Section 3.3(a).

“Conversion Period” means the period commencing on the date that falls six (6) months after the Issue Date, and ending on the third Business Day immediately preceding the Maturity Date (both dates inclusive).

“Conversion Rate” shall have the meaning ascribed to such term in Section 3.2.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Defaulted Amounts” means any amounts on this Note (including principal, interest, the Repurchase Price and the Fundamental Change Repurchase Price) that are payable but are not punctually paid or duly provided for.

“Distributed Property” shall have the meaning ascribed to such term in Section 4.2(c).

“Effective Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Event of Default” shall have the meaning ascribed to such term in Section 2.4.

“Ex-Dividend Date” means the first date on which the Class A Shares, ADSs representing Class A Shares (or other applicable securities) trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company, the ADS Depositary, or, if applicable, from the seller of the Class A Shares, ADSs representing Class A Shares (or other applicable securities) on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiring Rights” means any rights, options or warrants to purchase Class A Shares or ADSs that expire on or prior to the Maturity Date.

“Fundamental Change” shall be deemed to have occurred at the time after the Note is originally issued if any of the following occurs:

(a)                                 a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries, the employee benefit plans of the Company and its Subsidiaries and any of the Permitted Holders, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity (including Common Equity held in the form of ADSs) representing more than 50% of the voting power of the Company’s Common Equity;

(b)                                 the consummation of (i) any recapitalization, reclassification or change of the Class A Shares or the ADSs (other than changes resulting from a subdivision or combination) as a result of which the Class A Shares or the ADSs would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation, merger, amalgamation or scheme of arrangement of the Company pursuant to which the Class A Shares or the ADSs will be converted into cash, securities or other property; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of the voting power of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions vis-a-vis each other as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)                                  the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(d)                                 the ADSs (or other common equity or ADSs in respect of common equity underlying the Note) cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or (b) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by holders of the ADSs, excluding cash payments for any fractional ADS and cash payments made in connection with dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of Common Equity or American depositary shares in respect of Common Equity that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and, as a result of such transaction or transactions, the Note becomes convertible into such consideration, excluding cash payments for any Fractional ADS and cash payments made in connection with dissenters’ appraisal rights.

“Fundamental Change Company Notice” shall have the meaning ascribed to such term in Section5.2(c) .

“Fundamental Change Repurchase Date” shall have the meaning ascribed to such term in Section 5.2(a) .

“Fundamental Change Repurchase Notice” shall have the meaning ascribed to such term in Section 5.2(b)(i).

“Fundamental Change Repurchase Price” shall have the meaning ascribed to such term in Section 5.2(a) .

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission, any court, tribunal, judicial or arbitral body of competent jurisdiction, any self-regulatory organization or any stock exchange.

“HKIAC” shall have the meaning ascribed to such term in Section 11.7(a).

“Holder” shall have the meaning ascribed to such term in the Preamble.

“Interest Payment Date” means March 31 and September 30 of each year, beginning on March 31, 2020.

“Issue Date” means September 16, 2019.

“Last Reported Sale Price” of any securities on any date means the closing sale price per security (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the NASDAQ Global Market (or the principal U.S. national or regional securities exchange on which such securities are traded).  If such securities are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for such securities in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization.  If such securities are not so quoted, the “Last Reported Sale Price” shall be the average of the midpoint of the last bid and ask prices for such securities on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.  If there is no bid price or no ask price for such securities on the relevant date, then the “Last Reported Sale Price” shall be the value per security of such securities as of the close of business on the relevant date as determined by a nationally recognized independent investment banking firm retained by the Company for such purpose as most accurately reflecting the per security price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for one such security.  For so long as the Class A Shares are represented by ADSs, the “Last Reported Sale Price” of the Class A Shares on any date shall be the Last Reported Sale Price of the ADSs on that date, divided by the number of Class A Shares then represented by one ADS.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Make-Whole Fundamental Change” means any transaction or event described in clause (a), (b) or (d) of the definition of Fundamental Change (determined after giving effect to any exceptions to or exclusions from such definition, including in the proviso immediately succeeding clause (d) of the definition thereof, but without regard to the proviso in clause (b) of the definition thereof).

“Maturity Date” shall have the meaning ascribed to such term in the Preamble.

“Merger Event” shall have the meaning ascribed to such term in Section 4.4(a).

“Note” shall have the meaning ascribed to such term in the Preamble.

“Note Purchase Agreement” shall have the meaning ascribed to such term in the Preamble.

“Officer” means, with respect to the Company, the Chairman of the Board of Directors, President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any Executive or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate,” when used with respect to the Company, means a certificate that is delivered to the Holder and that is signed by the principal executive, financial or accounting officer of the Company.  Each such certificate shall include (a) a statement that the person making such certificate is familiar with the requested action and the Note; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by the Note; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by the Note, if and to the extent required by the provisions of the Note.

“open of business” means 9:00 a.m. (New York City time).

“Permitted Holders” means Mr. Wenjie Xiao, together with any other respective “person” or “group” subject to aggregation of ordinary share capital of the Company (including ordinary share capital held in the form of ADSs) with Mr. Wenjie Xiao under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

“PFIC” shall have the meaning ascribed to such term in Section 6.11.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Shares (directly or in the form of ADSs) (or other applicable security) have the right to receive any cash, securities or other property or in which the Class A Shares (directly or in the form of ADSs) (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of security holders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

“Reference Property” and “unit of Reference Property” have the meanings ascribed thereto in Section 4.4.

“Regular Record Date” means, with respect to any Interest Payment Date, March 15 or September 15 (whether or not such day is a Business Day) immediately preceding the applicable March 31 or September 30 Interest Payment Date, respectively.

“Repurchase Date” shall have the meaning ascribed to such term in Section 5.1(a).

“Repurchase Expiration Time” shall have the meaning ascribed to such term in Section 5.1(a).

“Repurchase Notice” shall have the meaning ascribed to such term in Section 5.2(b).

“Repurchase Price” shall have the meaning ascribed to such term in Section 5.1(a).

“Restrictions on Sale Agreement” shall have the meaning ascribed to such term in the Note Purchase Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Spin-Off” shall have the meaning ascribed to such term in Section 4.2(c).

“Subsidiary” means, with respect to any specified Person, any other Person that is Controlled by such specified Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any Variable Interest Entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with the accounting standards applicable to such Person.

“Successor Company” shall have the meaning ascribed to such term in Section 7.1(a) .

“Trading Day” means a day on which (i) trading in the ADSs (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Market or, if the ADSs (or such other security) are not then listed on The NASDAQ Global Market, on another principal U.S. national or regional securities exchange on which the ADSs (or such other security) are then listed or, if the ADSs (or such other security) are not then listed on a U.S. national or regional securities exchange, on another principal market on which the ADSs (or such other security) are then traded and (ii) a Last Reported Sale Price of the ADSs (or closing sale price for such other security) is available on such securities exchange or market; provided that if the ADSs (or such other security) are not so listed or traded, “Trading Day” means a Business Day.

“Transaction Documents” shall have the meaning ascribed to such term in the Note Purchase Agreement.

“Trigger Event” shall have the meaning ascribed to such term in Section 4.2(c).

“U.S.” means the United States of America.

“US$” or “$” means the United States dollar, the lawful currency of the United States of America.

“Valuation Period” shall have the meaning ascribed to such term in Section 4.2(c).

“Variable Interest Entity” shall have the meaning ascribed to such term in the Note Purchase Agreement.

ARTICLE 2
INTEREST; PAYMENTS; DEFAULTS

2.1                               Interest Rate.  The principal amount outstanding under the Note shall bear interest at a rate of 2.0% per annum until the Maturity Date or such earlier time as the principal becomes due and payable hereunder, whether through redemption upon an Event of Default or otherwise. Interest on the Note shall accrue from the Issue Date or from the most recent date on which interest then accrued has been fully paid for or duly provided for.  Interest shall be payable semi-annually in arrears on each Interest Payment Date.  Accrued interest on the Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.

2.2                               Payment.  All amounts payable on or in respect of the Note or the indebtedness evidenced hereby shall be paid to the Holder in U.S. dollars, in immediately available funds on the date that any principal or interest payment is due and payable hereunder.  The Company shall make such principal or interest payments to the Holder by wire transfer of immediately available funds for the account of the Holder as the Holder may designate from time to time; provided that any such designation (or change of designation) shall have been notified in writing to the Company at least three (3) Business Days prior to the relevant payment date.  If any such payment date or the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

2.3                               Seniority.  The Note ranks senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Note, equal in right of payment to any of the Company’s future indebtedness and other liabilities of the Company that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally junior to all future indebtedness incurred by the Company’s Subsidiaries and their other liabilities.

2.4                               Events of Default.  For purposes of the Note, an “Event of Default” shall be deemed to have occurred if any of the following events occurs, whatever the reason or cause for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)                                 Failure to Pay Principal.  The Company defaults in the payment of principal of the Note when due and payable on the Maturity Date or upon declaration of acceleration, or the Company defaults in the payment of Repurchase Price or Fundamental Change Repurchase Price upon any required repurchase, in each case in accordance with the terms hereof;

(b)                                 Failure to Pay Interest.  The Company defaults in the payment of interest when any such interest payment becomes due and payable and the default continues for a period of thirty (30) days;

(c)                                  Breach of Conversion Obligation.  The Company fails to comply with its obligation to convert all or a portion of the Note in accordance with Article 3 upon Holder’s exercise of its conversion rights and such failure continues for a period of five (5) Business Days;

(d)                                 Failure to Provide Notice.  The Company fails to provide a notice of a Make-Whole Fundamental Change in accordance with Section 4.1(a), or a Fundamental Change Company Notice in accordance with Section 5.2(c), in each case when due, and such failure continues for a period of ten (10) Business Days;

(e)                                  Breach of Article 7.  The Company fails to comply with its obligations under Article 7;

(f)                                   Breach of Other Obligations.  The Company fails for sixty (60) days after written notice from the Holder has been received by the Company to comply with any of its other agreements contained in the Note;

(g)                                  Cross Default.  Any default by the Company or any Significant Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of US$30 million (or the foreign currency equivalent thereof) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (A) resulting in such indebtedness becoming or being declared due and payable or (B) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and such declaration of acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured or waived or such indebtedness shall not have been repaid, as the case may be, within thirty (30) days after written notice from the Holder;

(h)                                 Adverse Judgment.  A final judgment for the payment of US$30 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) is rendered against the Company or any Significant Subsidiary, which judgment is not paid, bonded or otherwise discharged or stayed within sixty (60) days after the earlier of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced and (ii) the date on which all rights to appeal have been extinguished;

(i)                                     Bankruptcy.  The Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, winding-up, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, liquidation, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or all or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(j)                                    Involuntary Proceedings.  An involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, winding-up, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, liquidation, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) consecutive days.

2.5                               Consequences of Event of Default.

(a)                                 The Company shall promptly deliver a written notice to the Holder upon the occurrence of an Event of Default.  If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), then, and in each and every such case (other than an Event of Default specified in Section 2.4(i) or Section 2.4(j)), unless the principal of the Note shall have already become due and payable, the Holder may by notice in writing to the Company, declare 100% of the outstanding principal of, and accrued and unpaid interest on, the Note to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable.  If an Event of Default specified in Section 2.4(i) or Section 2.4(j) occurs and is continuing, 100% of the outstanding principal of, and accrued and unpaid interest on, the Note shall become and shall automatically be immediately due and payable without any action on the part of the Holder.

(b)                                 Subsection (a), however, is subject to the conditions that if, at any time after the outstanding principal of the Note shall have been so declared due and payable, and before any judgment, decree or arbitral award for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Holder a sum sufficient to pay installments of accrued and unpaid interest upon the Note and the outstanding principal of the Note that shall have become due otherwise than by acceleration (with interest on overdue installments of accrued and unpaid interest to the extent that payment of such interest is enforceable under applicable Law, and on such principal at the rate per annum borne by the Note plus two percent), and if (1) rescission would not conflict with any applicable judgment, decree or arbitral award and (2) any and all existing Events of Default under the Note, other than the nonpayment of the principal of and accrued and unpaid interest on the Note that shall have become due solely by such acceleration, shall have been cured or waived, then and in every such case the Holder, by written notice to the Company, may waive all Default or Events of Default with respect to the Note and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Note; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.

2.6                               Defaulted Amounts.  Any Defaulted Amounts shall accrue interest at the rate per annum borne by the Note plus two percent, subject to the enforceability thereof under applicable Law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon shall be paid by the Company to the Holder by wire transfer of immediately available funds pursuant to the procedures set forth in Section 2.2.

ARTICLE 3
CONVERSION

3.1                               Conversion by Holder.  Subject to and upon compliance with the provisions of this Article 3, the Holder shall have the right from time to time, at the Holder’s option, to convert all or any portion (if the portion to be converted is (i) an integral of US$1,000 and (ii) at least US$500,000 or constitutes the entire principal amount of the Note then held by the Holder) of the Note to the Company’s fully paid ADSs (or, at the Holder’s option, fully paid Class A Shares) at the applicable Conversion Rate at any time during the Conversion Period.  Where the Holder opts to convert the Note into Class A Shares, all references in this Note to the ADSs shall be deemed to have been replaced by a reference to the number of Class A Shares represented by the ADSs (taking into account the number of Class A Shares each ADS represents), mutatis mutandis.

3.2                               Conversion Price; Conversion Rate.  Subject to adjustments as provided in Article 4, the initial conversion price shall be equal to US$14.00 per ADS, representing an initial conversion rate of 71.4286 ADSs (the “Conversion Rate”) per US$1,000 principal amount of the Note.

3.3                               Conversion Procedure; Settlement Upon Conversion.

(a)                                 Subject to Section 3.3(b), this Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has delivered a duly completed irrevocable written notice (the “Conversion Notice”) and the Note for cancellation to the Company.  Within five (5) Business Days after the delivery of the Note and the Conversion Notice to the Company pursuant to Section 3.1 above, the Company shall (i) take all actions and execute all documents necessary to effect the issuance of the full number of ADSs to which the Holder shall be entitled in satisfaction of any conversion pursuant to Section 3.1, (ii) deliver to the Holder certificate(s) or other evidence of title representing the number of ADSs delivered upon each such conversion, (iii) in the case that the Holder opts to convert the Note into Class A Shares, deliver to the Holder a certified copy of the register of members of the Company, reflecting the Holder’s ownership of the Class A Shares delivered upon such conversion, and (iv) subject to Section 3.3(b), cancel the Note.  No Conversion Notice may be delivered and the Note may not be surrendered by a Holder for conversion thereof if the Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of the Note and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Article 5.

(b)                                 In the event the Holder surrenders this Note pursuant to Section 3.3(a) for partial conversion, the Company shall, in addition to cancelling the Note upon such surrender, execute and deliver to the Holder a new note denominated in U.S. dollars and in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the Holder.

(c)                                  If the Holder submits the Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the delivery of the ADSs or the issuance and delivery of the Class A Shares upon such conversion of the Note, unless the tax is due because the Holder requests such ADSs to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax.  The Company shall not be responsible for the relevant depositary’s fees for the issuance of the ADSs, or, in the case of issuance of Class A Shares, for any future conversion of such issued Class A Shares into the ADSs.

(d)                                 Except as provided in Section 4.2, no adjustment shall be made for dividends on any ADSs delivered upon any conversion of this Note as provided in this Article 3.

(e)                                  Upon any conversion, the Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below.  The Company’s settlement of each conversion pursuant to this Article 3 shall be deemed to satisfy in full its obligation to pay the principal amount of the Note converted and accrued and unpaid interest thereon, if any.  As a result, such accrued and unpaid interest, if any shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.  Notwithstanding the foregoing, if this Note is converted after the close of business on a Regular Record Date, the Holder will receive the full amount of interest payable on the Note on the corresponding Interest Payment Date notwithstanding the pending conversion for so long as it remains a holder of the Note and there remains outstanding principal.  Any issuance of ADSs upon conversion of the Note during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Note; provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Maturity Date, (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date or (3) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to the Note.

(f)                                   The Company shall not issue any fractional ADS upon conversion of the Note and shall instead pay cash in lieu of any fractional ADS deliverable upon conversion based on the Last Reported Sale Price of the ADSs on the relevant Conversion Date.

ARTICLE 4
ADJUSTMENTS

4.1                               Increased Conversion Rate Applicable in Connection with Make-Whole Fundamental Change.

(a)                                 If a Make-Whole Fundamental Change occurs prior to the Maturity Date and the Holder elects to convert this Note in connection with such Make-Whole Fundamental Change, the Company shall, under the circumstances described below, increase the Conversion Rate by a number of additional ADSs (the “Additional ADSs”) as described below.  A conversion of this Note shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Conversion Notice is received by the Company from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the second Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change).  The Company shall provide written notice to the Holder of the Effective Date of any Make-Whole Fundamental Change as promptly as practicable and in any event within ten (10) Business Days following such Effective Date.

(b)                                 Upon surrender of this Note for conversion in connection with a Make-Whole Fundamental Change, the Company shall cause to be delivered ADSs, including the Additional ADSs, in accordance with Section 3.3; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of the Note following the Effective Date of such Make-Whole Fundamental Change, such conversion shall be calculated based solely on the ADS Price for the transaction and shall be deemed to be an amount of cash per US$1,000 principal amount of the converted Note equal to the Conversion Rate (including any adjustment for Additional ADSs), multiplied by such ADS Price.

(c)                                  The number of Additional ADSs, if any, by which the Conversion Rate shall be increased shall be determined by reference to the table below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “ADS Price”) paid per ADS in the Make-Whole Fundamental Change.  If the holders of ADSs receive in exchange for their ADSs only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the ADS Price shall be the cash amount paid (or deemed to be paid) per ADS.  Otherwise, the ADS Price shall be the average of the Last Reported Sale Prices of the ADSs over the five (5) Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

(d)                                 The ADS Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Note is otherwise adjusted.  The adjusted ADS Prices shall equal the ADS Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the ADS Price adjustment and the denominator of which is the Conversion Rate as so adjusted.  The number of Additional ADSs set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 4.2.

(e)                                  The following table sets forth the number of Additional ADSs to be received per US$1,000 principal amount of the Note pursuant to this Section 4.1 for each ADS Price and Effective Date set forth below:

	ADS Price
Effective date	$11.27	$12.00	$14.00	$17.00	$20.00	$25.00	$30.00	$40.00	$50.00	$60.00
Sep 19, 2019	17.3025	18.2764	13.5848	9.2025	6.5090	3.9531	2.5174	1.0526	0.4487	0.2580
Sep 16, 2020	17.3025	18.2833	13.5355	8.9828	6.2390	3.7058	2.3175	0.9414	0.3996	0.2286
Sep 16, 2021	17.3025	18.3031	13.3940	8.6482	5.8635	3.3837	2.0683	0.8107	0.3394	0.1906
Sep 16, 2022	17.3025	18.3617	12.9747	8.0596	5.2841	2.9351	1.7415	0.6532	0.2683	0.1468
Sep 16, 2023	17.3025	18.0727	11.9991	7.0519	4.4196	2.3382	1.3367	0.4750	0.1897	0.0996
Sep 16, 2024	17.3025	15.6081	10.0439	5.5668	3.2765	1.6109	0.8733	0.2930	0.1124	0.0554
Sep 16, 2025	17.3025	14.1915	7.8882	3.5496	1.7554	0.7562	0.3866	0.1297	0.0475	0.0215
Sep 16, 2026	17.3025	11.9055	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact ADS Prices and Effective Dates may not be set forth in the table above, in which case:

(i)                                     if the ADS Price is between two ADS Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional ADSs shall be determined by a straight-line interpolation between the number of Additional ADSs set forth for the higher and lower ADS Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)                                  if the ADS Price is greater than US$60.00 per ADS (subject to adjustment in the same manner as the ADS Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional ADSs shall be added to the Conversion Rate; and

(iii)                               if the ADS Price is less than US$11.27 per ADS (subject to adjustment in the same manner as the ADS Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional ADSs shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per US$1,000 principal amount of Note exceed 89.7903 ADSs, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 4.2.

(f)                                   Nothing in this Section 4.1 shall prevent an adjustment to the Conversion Rate pursuant to Section 4.2.

4.2                               Adjustment of Conversion Rate.

If the number of Class A Shares represented by the ADSs is changed, after the date of this Note, for any reason other than one or more of the events described in this Section 4.2, the Company shall make an appropriate adjustment to the Conversion Rate such that the number of Class A Shares represented by the ADSs upon which any conversion of this Note is based remains the same.

Notwithstanding the adjustment provisions described in this Section 4.2, if the Company distributes to holders of the Class A Shares any cash, rights, options, warrants, shares of Capital Stock or similar equity interest, evidences of indebtedness or other assets or property of the Company (but excluding Expiring Rights) and a corresponding distribution is not made to holders of the ADSs, but, instead, the ADSs shall represent, in addition to Class A Shares, such cash, rights, options, warrants, shares of Capital Stock or similar equity interest, evidences of indebtedness or other assets or property of the Company, then an adjustment to the Conversion Rate described in this Section 4.2 shall not be made until and unless a corresponding distribution (if any) is made to holders of the ADSs, and such adjustment to the Conversion Rate shall be based on the distribution made to the holders of the ADSs and not on the distribution made to the holders of the Class A Shares.  However, in the event that the Company issues or distributes to all holders of the Class A Shares any Expiring Rights, notwithstanding the immediately preceding sentence, the Company shall adjust the Conversion Rate pursuant to Section 4.2(b) (in the case of Expiring Rights entitling holders of the Class A Shares for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase Class A Shares or ADSs) or Section 4.2(c) (in the case of all other Expiring Rights).

For the avoidance of doubt, if any event described in this Section 4.2 results in a change to the number of Class A Shares represented by the ADSs, then such a change shall be deemed to satisfy the Company’s obligation to effect the relevant adjustment to the Conversion Rate on account of such an event to the extent to which such change reflects what a corresponding change to the Conversion Rate would have been on account of such an event.

The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if the Holder participates (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Class A Shares (directly or in the form of ADSs) and solely as a result of holding the Note, in any of the transactions described in this Section 4.2, without having to convert the Note, as if it held a number of Class A Shares equal to the number of Class A Shares to which the principal amount of the Note then held by the Holder is convertible (without regard to any limitation on conversion period hereunder).

(a)                                 If the Company exclusively issues Class A Shares (directly or in the form of ADSs) as a dividend or distribution on the Class A Shares (directly or in the form of ADSs), or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0                   =                                               the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the close of business on the effective date of such share split or share combination, as applicable;

CR1                   =                                               the Conversion Rate in effect immediately after the close of business on such Record Date or immediately after the close of business on such effective date, as applicable;

OS0                     =                                               the number of Class A Shares outstanding immediately prior to the close of business on such Record Date or immediately prior to the close of business on such effective date, as applicable; and

OS1                     =                                               the number of Class A Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 4.2(a) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable.  If any dividend or distribution of the type described in this Section 4.2(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)                                 If the Company issues to all or substantially all holders of the Class A Shares (directly or in the form of ADSs) any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Class A Shares (directly or in the form of ADSs) at a price per Class A Share that is less than the average of the Last Reported Sale Prices of the Class A Shares, for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0                   =                                               the Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

CR1                   =                                               the Conversion Rate in effect immediately after the close of business on such Record Date;

OS0                     =                                               the number of Class A Shares outstanding immediately prior to the close of business on such Record Date;

X                                 =                                               the total number of Class A Shares (directly or in the form of ADSs) deliverable pursuant to such rights, options or warrants; and

Y                                 =                                               the number of Class A Shares equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average of the Last Reported Sale Prices of the Class A Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 4.2(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the Record Date for the Class A Shares (directly or in the form of ADSs), as applicable, for such issuance.  To the extent that Class A Shares or ADSs are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Class A Shares actually delivered (directly or in the form of ADSs).  If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if the Record Date for such issuance had not occurred.

For purposes of this Section 4.2(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Class A Shares (directly or in the form of ADSs) at a price per Class A Share that is less than such average of the Last Reported Sale Prices of the Class A Shares, for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such Class A Shares (directly or in the form of ADSs), there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c)                                  If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Company, the “Distributed Property”) to all or substantially all holders of the Class A Shares (directly or in the form of ADSs), excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 4.2(a)

or Section 4.2(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 4.2(d), and (iii) Spin-Offs as to which the provisions set forth below in this Section 4.2(c) shall apply, then the Conversion Rate shall be increased based on the following formula:

where,

CR0                   =                                               the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1                   =                                               the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0                       =                                               the average of the Last Reported Sale Prices of the Class A Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV              =                                               the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding Class A Share (directly or in the form of ADSs) on the Record Date for such distribution.

Any increase made under the portion of this Section 4.2(c) above shall become effective immediately after the close of business on the Record Date for such distribution.  If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared.  Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Holder shall receive, in respect of each US$1,000 principal amount thereof, at the same time and upon the same terms as holders of the ADSs receive the Distributed Property, the amount and kind of Distributed Property the Holder would have received if the Holder owned a number of ADSs equal to the Conversion Rate in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 4.2(c) where there has been a payment of a dividend or other distribution on the Class A Shares (directly or in the form of ADSs) of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0                   =                                               the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1                   =                                               the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0         =                                               the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Class A Shares (directly or in the form of ADSs) applicable to one Class A Share over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0                  =                                               the average of the Last Reported Sale Prices of the Class A Shares over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided that in respect of any conversion during the Valuation Period, references in the portion of this Section 4.2(c) related to Spin-Offs to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate.

For purposes of this Section 4.2(c) (and subject in all respects to Section 4.2(f)), rights, options or warrants distributed by the Company to all holders of the Class A Shares (directly or in the form of ADSs) entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Class A Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Class A Shares (directly or in the form of ADSs); (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Class A Shares (directly or in the form of ADSs), shall be deemed not to have been distributed for purposes of this Section 4.2(c) (and no adjustment to the Conversion Rate under this Section 4.2(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.2(c).  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.2(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per Class A Share redemption or purchase price received by a holder or holders of Class A Shares (directly or in the form of ADSs) with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Class A Shares (directly or in the form of ADSs) as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 4.2(a), Section 4.2(b) and this Section 4.2(c), if any dividend or distribution to which this Section 4.2(c) is applicable also includes one or both of:

(A)                               a dividend or distribution of Class A Shares (directly or in the form of ADSs) to which Section 4.2(a) is applicable (the “Clause A Distribution”); or

(B)                               a dividend or distribution of rights, options or warrants to which Section 4.2(b) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4.2(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 4.2(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.2(a) and Section 4.2(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any Class A Shares (directly or in the form of ADSs) included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or immediately after the open of business on such effective date, as applicable” within the meaning of Section 4.2(a) or “outstanding immediately prior to the close of business on such Record Date” within the meaning of Section 4.2(b).

(d)                                 If any cash dividend or distribution is made to all or substantially all holders of the Class A Shares (directly or in the form of ADSs), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0                         =                                         the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1                         =                                         the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0                             =                                         the Last Reported Sale Price of the Class A Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C                                       =                                         the amount in cash per Class A Share the Company distributes to all or substantially all holders of the Class A Shares (directly or in the form of ADSs).

Any increase pursuant to this Section 4.2(d) shall become effective immediately after the close of business on the Record Date for such dividend or distribution.  If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Holder shall receive, for each US$1,000 principal amount of the Note, at the same time and upon the same terms as holders of the ADSs, the amount of cash that the Holder would have received if the Holder owned a number of ADSs equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(e)                                  If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for all or any portion of the Class A Shares (directly or in the form of ADSs), to the extent that the cash and value of any other consideration included in the payment per Class A Share exceeds the average of the Last Reported Sale Prices of the Class A Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires, the Conversion Rate shall be increased based on the following formula:

where,

CR0                         =                                         the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1                         =                                         the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC                              =                                         the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for Class A Shares (directly or in the form of ADSs) purchased in such tender or exchange offer;

OS0                           =                                         the number of Class A Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Class A Shares (directly or in the form of ADSs) accepted for purchase or exchange in such tender or exchange offer);

OS1                           =                                         the number of Class A Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Class A Shares (directly or in the form of ADSs) accepted for purchase or exchange in such tender or exchange offer); and

SP1                             =                                         the average of the Last Reported Sale Prices of the Class A Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this Section 4.2(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in this Section 4.2(e) with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date of such tender or exchange offer to, and including, the Conversion Date in determining the Conversion Rate.  No adjustment to the Conversion Rate under this Section 4.2(e) shall be made if such adjustment would result in a decrease in the Conversion Rate.  In the event that the Company or one of the Company’s Subsidiaries is obligated to purchase Class A Shares (directly or in the form of ADSs) pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(f)                                   To the extent that the Company has a shareholder rights plan in effect upon any conversion of the Note, each ADS delivered upon such conversion shall be entitled to receive (either directly or in respect of the Class A Shares underlying such ADSs) the appropriate number of rights, if any, and the certificates representing the ADSs delivered upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time.  However, if, prior to any conversion, the rights have separated from the Class A Shares underlying the ADSs in accordance with the provisions of the applicable shareholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Class A Shares Distributed Property as provided in Section 4.2(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(g)                                  Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of Class A Shares or ADSs or any securities convertible into or exchangeable for Class A Shares or ADSs or the right to purchase Class A Shares or ADSs or such convertible or exchangeable securities.

(h)                                 In addition to those adjustments required by subsections (a), (b), (c), (d) and (e) of this Section 4.2, and to the extent permitted by applicable Law and subject to the applicable rules of The NASDAQ Global Market and any other securities exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest, and the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Class A Shares or the ADSs or rights to purchase Class A Shares or ADSs in connection with a dividend or distribution of Class A Shares or ADSs (or rights to acquire Class A Shares or ADSs) or similar event.

(i)                                     Notwithstanding anything to the contrary in this Section 4.2, the Conversion Rate shall not be adjusted:

(i)                                     upon the issuance of any Class A Shares or ADSs pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Class A Shares or ADSs under any plan;

(ii)                                  upon the issuance of any Class A Shares or ADSs or options or rights to purchase those Class A Shares or ADSs pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii)                               upon the issuance of any Class A Shares or ADSs pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date this Note was first issued;

(iv)                              solely for a change in the par value of the Class A Shares or ADSs; or

(v)                                 for accrued and unpaid interest, if any.

(j)                                    All calculations and other determinations under this Section 4.2 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000) of an ADS.

(k)                                 Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holder.

(l)                                     For purposes of this Article 4, the number of Class A Shares at any time outstanding shall not include Class A Shares held in the treasury of the Company (directly or in the form of ADSs) so long as the Company does not pay any dividend or make any distribution on Class A Shares held in the treasury of the Company (directly or in the form of ADSs), but shall include Class A Shares issuable in respect of scrip certificates issued in lieu of fractions of Class A Shares.

(m)                             For purposes of this Section 4.2, the “effective date” means the first date on which the ADSs trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

4.3                               Adjustments of Prices. Whenever any provision of this Note requires the Company to calculate the Last Reported Sale Prices or the ADS Price for purposes of a Make-Whole Fundamental Change over a span of multiple days, the Board of Directors shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective pursuant to Section 4.2, or any event requiring an adjustment to the Conversion Rate pursuant to Section 4.2 where the Record Date, effective date or expiration date, as the case may be, of the event occurs, at any time during the period when such Last Reported Sale Prices or ADS Price are to be calculated.

4.4                               Effect of Recapitalizations, Reclassifications and Changes of the Class A Shares.

(a)                                 In the case of:

(i)                                     any recapitalization, reclassification or change of the Class A Shares (other than changes resulting from a subdivision or combination),

(ii)                                  any consolidation, merger, combination or similar transaction involving the Company,

(iii)                               any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole; or

(iv)                              any statutory share exchange,

in each case, as a result of which the ADSs would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Note providing that, at and after the effective time of such Merger Event, the right to convert the Note shall be changed into a right to convert the Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of ADSs equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one ADS is entitled to receive) upon such Merger Event; provided, however, that at and after the effective time of the Merger Event the number of ADSs otherwise deliverable upon any conversion of the Note in accordance with Article 3 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of ADSs would have been entitled to receive in such Merger Event.

If the Merger Event causes the ADSs to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of holder election), then (i) the Reference Property into which the Note will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of ADSs that affirmatively make such an election (or, in the event that no holder of ADSs affirmatively makes such an election, the weighted average of the types and amounts of consideration actually received by the holders of ADSs), and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one ADS.  The Company shall provide written notice to the Holder of such weighted average as soon as practicable after such determination is made.

Such amendment described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is practicable to the adjustments provided for in this Article 4 (it being understood that no such adjustments shall be required with respect to any portion of the Reference Property that does not consist of shares of Common Equity (however evidenced) or depositary receipts in respect thereof).  If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the Company or the successor or purchasing Person, as the case may be, in such Merger Event, then such other Person shall also execute such amendment, and such amendment shall contain such additional provisions to protect the interests of the Holder, including the rights of the Holder to require the Company to repurchase this Note upon a Fundamental Change pursuant to Section 5.2 as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

(b)           The Company shall not enter into any agreement to become a party to any Merger Event unless the terms of the transaction underlying such Merger Event are consistent with this Section 4.4.  None of the foregoing provisions shall affect the right of the Holder to convert this Note into ADSs (or Class A Shares) as set forth in Article 3 prior to the effective date of such Merger Event.

(c)           The above provisions of this Section 4.4 shall similarly apply to successive Merger Events.

4.5          No Adjustment.  Notwithstanding anything herein to the contrary, no adjustment under this Article 4 shall be required to be made to the Conversion Rate if the Company receives written notice from the Holder that no such adjustment is required.

4.6          Certain Covenants.

(a)           The Company covenants that all ADSs delivered upon any conversion of this Note, and all Class A Shares represented thereby, will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b)           The Company covenants that if any ADSs to be provided for the purpose of any conversion of this Note, or any Class A Shares represented thereby, require registration with or approval of any Governmental Authority under any Law before such ADSs may be validly issued upon conversion, the Company will, to the extent then permitted by applicable Law, secure such registration or approval, as the case may be.

(c)           The Company further covenants that for so long as the ADSs are listed on any national securities exchange or automated quotation system, the Company will list and keep listed, so long as the ADSs shall be so listed on such exchange or automated quotation system, any ADSs deliverable upon conversion of this Note.

(d)           The Company further covenants to take all actions and obtain all approvals and registrations required with respect to any conversion of this Note into ADSs and the issuance, and deposit into ADS facility, of the Class A Shares represented by such ADSs.  The Company also undertakes to maintain, so long as this Note remains outstanding, the effectiveness of a registration statement on Form F-6 relating to the ADSs and an adequate number of ADSs available for issuance thereunder, and shall reserve for issuance an adequate number of ADSs, such that ADSs can be delivered in accordance with the terms of this Note upon any conversion hereunder.  In addition, the Company further covenants to provide the Holder with a reasonably detailed description of the mechanics for the delivery of ADSs upon any conversion of this Note upon request and to reserve, free from preemptive rights, out of its authorized but unissued Class A Shares, a number of Class A Shares that is greater than or equal to the number of Class A Shares corresponding to the number of ADSs due upon full conversion of the Note from time to time.

4.7          Notice for Certain Actions.  In case of any (a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 4.2, (b) Merger Event or (c) voluntary or involuntary dissolution, liquidation or winding-up of the Company or any of its Subsidiaries, then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Note), the Company shall deliver a written notice to the Holder, as promptly as possible but in any event at least 20 days prior to the applicable date hereinafter specified, stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Class A Shares or ADSs, as the case may be, of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that the holders of Class A Shares or ADSs, as the case may be, of record shall be entitled to exchange their Class A Shares or ADSs for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, dissolution, liquidation or winding-up unless otherwise provided for pursuant to any applicable Laws, the constitutional documents of the Company or any such Subsidiaries or any agreement or document to which the Company or any such Subsidiaries is a party; provided that nothing herein shall adversely affect any right, claim or other remedies, at law or contract, of the Holder arising as a result of or in connection with such failure or defect.

4.8          Termination of Depositary Receipt Program.  If the Class A Shares cease to be represented by ADSs issued under a depositary receipt program sponsored by the Company, all references in this Note to the ADSs shall be deemed to have been replaced by a reference to the number of Class A Shares (and other property, if any) represented by the ADSs on the last day on which the ADSs represented the Class A Shares and as if the Class A Shares and the other property had been distributed to holders of the ADSs on that day.  In addition, all references to the Last Reported Sale Price of the ADSs will be deemed to refer to the Last Reported Sale Price of the Class A Shares, and other appropriate adjustments, including adjustments to the Conversion Rate, will be made to reflect such change.  In making such adjustments, where currency translations between U.S. dollars and any other currency are required, the exchange rate in effect on the date of determination will apply.

ARTICLE 5
REPURCHASE AT OPTION OF THE HOLDER

5.1          Option of the Holder.

(a)           The Holder shall have the right, at the Holder’s option, to require the Company to repurchase for cash on September 16, 2023 (the “Repurchase Date”), all or any portion (if the portion to be repurchased is an integral of US$1,000) of the Note at a repurchase price (the “Repurchase Price”) that is equal to 100% of the principal amount of the Note to be repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date; provided that any such accrued and unpaid interest shall be paid not to the Holder submitting the Note for repurchase on the Repurchase Date but instead to the Holder of such Note at the close of business on the Regular Record Date immediately preceding the Repurchase Date.  Not later than 20 Business Days prior to the Repurchase Date, the Company shall provide to the Holder a written notice (the “Company Notice”), which shall include a form of Repurchase Notice to be completed by the Holder and shall state:

(i)            the last date on which the Holder may exercise its repurchase right pursuant to this Section 5.1 (the “Repurchase Expiration Time”);

(ii)           the Repurchase Price;

(iii)          the Repurchase Date; and

(iv)          that the Holder must follow procedures set forth in this Section 5.1 to exercise its repurchase rights under this Section 5.1.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holder’s repurchase rights or affect the validity of the proceedings for the repurchase of the Note pursuant to this Section 5.1.

(b)           Delivery of Notice and the Note by the Holder.

(i)            Repurchases of the Note under this Section 5.1 shall be made, at the option of the Holder, upon: (A) delivery to the Company by the Holder of a duly completed notice (the “Repurchase Notice”) in the form attached hereto as Exhibit A during the period beginning at any time from the open of business on the date that is twenty (20) Business Days prior to the Repurchase Date until the close of business on the second (2nd) Business Day immediately preceding the Repurchase Date; and (B) delivery of the Note to the Company at any time after delivery of the Repurchase Notice (together with all necessary endorsements), such delivery being a condition to receipt by the Holder of the Repurchase Price therefor.

(ii)           Each Repurchase Notice shall state that this Note or portion of this Note is to be repurchased by the Company pursuant to the applicable provisions of this Note.

(iii)          Notwithstanding anything herein to the contrary, the Holder shall have the right to withdraw such Repurchase Notice at any time prior to the close of business on the second (2nd) Business Day immediately preceding the Repurchase Date by delivery of a duly completed written notice of withdrawal to the Company in accordance with Section 5.3.

(c)           No Repurchase Notice with respect to the Note may be delivered and this Note may not be surrendered for repurchase pursuant to this Section 5.1 by the Holder to the extent that the Holder has also delivered a Fundamental Change Repurchase Notice with respect to such Note in accordance with Section 5.2 and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 5.3.

(d)           Notwithstanding the foregoing, the Note may not be repurchased by the Company at the option of the Holder on the Repurchase Date if the principal amount of the Note has been accelerated, and such acceleration has not been rescinded, on or prior to the Repurchase Date (except in the case of an acceleration resulting from a default by the Company in the payment of the Repurchase Price with respect to the Note).

5.2          Option of the Holder upon a Fundamental Change.

(a)           If a Fundamental Change occurs at any time, the Holder shall have the right, at its option, to require the Company to repurchase for cash all or any portion (if the portion to be repurchased is an integral of US$1,000) of the Note on the date (the “Fundamental Change Repurchase Date”) notified in writing by the Company as set forth in Section 5.2(c) that is not less than twenty (20) Business Days or more than thirty-five (35) Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest to the Holder as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of the Note to be repurchased pursuant to this Section 5.2.

(b)           Delivery of Notice and the Note by the Holder.

(i)            Repurchases of the Note under this Section 5.2 shall be made, at the option of the Holder thereof, upon: (A) delivery by the Holder to the Company of a duly completed notice (the “Fundamental Change Repurchase Notice”), in the form attached hereto as Exhibit B, on or before the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date; and (B) delivery of the Note to the Company at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer), such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

(ii)           Each Fundamental Change Repurchase Notice delivered pursuant to Section 5.2(b)(i) shall state (a) the portion of the principal amount of this Note to be repurchased and (ii) that this Note is to be repurchased by the Company pursuant to the applicable provisions of this Note.

(iii)          Notwithstanding anything herein to the contrary, the Holder shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Company in accordance with Section 5.3.

(c)           On or before the twentieth (20th) calendar day after the occurrence of the effective date of a Fundamental Change, the Company shall provide to the Holder a written notice (the “Fundamental Change Company Notice”) by first class mail of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holder arising as a result thereof.  Each Fundamental Change Company Notice shall specify:

(i)            the events causing the Fundamental Change;

(ii)           the date of the Fundamental Change;

(iii)          the last date on which the Holder may exercise the repurchase right pursuant to this Section 5.2;

(iv)          the Fundamental Change Repurchase Price;

(v)           the Fundamental Change Repurchase Date;

(vi)          if applicable, the Conversion Rate and any adjustments to the Conversion Rate; and

(vii)         that the Holder must follow the procedures set forth in this Section 5.2 to exercise its repurchase right under this Section 5.2.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holder’s repurchase rights or affect the validity of the proceedings for the repurchase of the Note pursuant to this Section 5.2.

(d)           Notwithstanding the foregoing, the Note may not be repurchased by the Company on any date at the option of the Holder upon a Fundamental Change if the principal amount of the Note has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by the Company in the payment of the Fundamental Change Repurchase Price with respect to the Note).

5.3          Withdrawal of Repurchase Notice or Fundamental Change Repurchase Notice.  A Repurchase Notice or Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a duly completed written notice of withdrawal delivered to the Company in accordance with this Section 5.3 at any time prior to the close of business on the second Business Day immediately preceding the Repurchase Date or Fundamental Change Repurchase Date, as applicable, specifying (a) the principal amount of the Note with respect to which such notice of withdrawal is being submitted and (b) the principal amount, if any, of the Note that remains subject to the original Repurchase Notice or Fundamental Change Repurchase Notice.

5.4          Payment of Repurchase Price or Fundamental Change Repurchase Price.

(a)           On or prior to 10:00 a.m., Hong Kong time, on the Repurchase Date or Fundamental Change Repurchase Date, as applicable, the Company shall set aside, segregate and hold in trust for the benefit of the Holder an amount of money sufficient to repurchase the applicable portion of the Note to be repurchased at the appropriate Repurchase Price or Fundamental Change Repurchase Price, as applicable.  Payment for the applicable portion of the Note surrendered for repurchase (and not withdrawn in accordance with Section 5.3) will be made on the later of (i) the Repurchase Date or Fundamental Change Repurchase Date, as applicable and (ii) the time of delivery of the applicable portion of the Note by the Holder to the Company in the manner required by Section 5.1(b) or Section 5.2(b), as applicable, by mailing checks or wire transfer for the amount payable to the Holder.

(b)           If by 10:00 a.m., Hong Kong time, on the Repurchase Date or Fundamental Change Repurchase Date, as applicable, the Company holds money sufficient to make payment on the applicable portion of the Note to be repurchased on such Repurchase Date or Fundamental Change Repurchase Date, as applicable, then, with respect to the applicable portion of the Note that has been properly surrendered for repurchase and not validly withdrawn, on such Repurchase Date or Fundamental Change Repurchase Date, as applicable, (i) such portion of the Note will cease to be outstanding, (ii) interest will cease to accrue on such portion of the Note and (iii) in the event the entire outstanding amount of the Note is surrendered by the Holder to be repurchased, all other rights of the Holder will terminate (other than the right to receive the Repurchase Price or the Fundamental Change Repurchase Price, as applicable).

(c)           Upon the surrender of the Note that is to be repurchased in part pursuant to this Article 5, the Company shall execute and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note.

5.5          Covenant to Comply with Applicable Laws Upon Repurchase of the Note.  In connection with any repurchase offer, the Company will, if required, comply with all federal and state securities Laws in connection with any offer by the Company to repurchase the Note so as to permit the rights and obligations under this Article 5 to be exercised in the time and in the manner specified in this Article 5.

ARTICLE 6
COVENANTS

6.1          Payment of Principal and Interest.  The Company covenants and agrees that it will pay or cause to be paid the principal (including, if applicable, the Repurchase Price and the Fundamental Change Repurchase Price) of, and accrued and unpaid interest on, the Note at the respective times and in the manner provided herein.

6.2          Existence.  Subject to Article 7, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

6.3          No Withholding.  All payments and deliveries made by, or on behalf of, the Company or any successor to the Company under or with respect to this Note, including, but not limited to, payments of principal (including, if applicable, the Repurchase Price and the Fundamental Change Repurchase Price), payments of interest and deliveries of Class A Shares (together with payments of cash for any fractional Class A Share) upon any conversion of the Note, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company or any successor to the Company is, for tax purposes, organized or resident or doing business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by Law or by regulation or governmental policy having the force of law.

6.4          Stay, Extension and Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other Law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of the Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not, by resort to any such Law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such Law had been enacted.

6.5          Compliance Certificates; Statements as to Defaults.  The Company shall deliver to the Holder within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2019) and within 30 days of a written request made by the Holder a certificate executed by an executive officer of the Company stating that a review has been conducted of the Company’s activities under this Note and whether the Company has fulfilled its obligations hereunder, and whether such officer thereof has knowledge of any Default by the Company that occurred during the previous year that is then continuing and, if so, specifying each such Default and the nature thereof.  The Company shall deliver to the Holder, as soon as possible, and in any event within 30 Days after the Company becomes aware of the occurrence of any Default if such Default is then continuing, an Officer’s Certificate setting forth the details of such Default, its status and the action that the Company is taking or proposing to take in respect thereof.

6.6          Resale of Underlying Securities.  The Company shall use its commercially reasonable efforts to assist the Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144 under the Securities Act the Class A Shares (directly or in the form of ADSs) underlying the Note, including using its commercially reasonable efforts to, upon reasonable request of the Holder, (a) promptly deliver applicable instruction letters to the Company’s transfer agent to remove restrictive legends, (b) cause the prompt delivery of appropriate legal opinions from the Company’s counsel, and (c) with respect to ADSs listed or traded on any exchange or inter-dealer quotation system, promptly deliver instruction letters to the Company’s share registrar and depositary agent to convert the Class A Shares into depositary receipts or similar instruments to be deposited in the Holder’s brokerage account(s).

6.7          Further Instruments and Acts.  Upon request of the Holder, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out the purposes of this Note.

6.8          New Note Instruments.  Upon request of the Holder for the Note to be broken down into a number of note instruments of smaller principal amounts, the Company shall issue additional note instruments of such smaller principal amounts within five (5) Business Days; provided that the existing note instrument of this Note shall be returned by the Holder to the Company for cancellation.

6.9          Replacement of Note.  Upon the loss, theft, destruction or mutilation of this Note (and in the case of loss, theft or destruction, of indemnity from the Holder reasonably acceptable to the Company, or in the case of mutilation, upon surrender and cancellation thereof), the Company shall at the Holder’s expense within five (5) Business Days execute and deliver to the Holder, in lieu thereof, a new Note, dated and bearing interest from the date hereof.

6.10        Certain Issuances.  The Company covenants and agrees that it shall not, without the prior written consent of the Holder, issue and sell any convertible notes that are convertible into equity interest in the Company, or any preferred shares, if those convertible notes or preferred shares, as applicable, have a maturity date (or a redemption or repurchase date on which the holder thereof is entitled to demand redemption or repurchase by the Company of the convertible notes or preferred shares, as applicable) earlier than the Repurchase Date.

6.11        PFIC Disclosure.  The Company shall use its reasonable efforts to avoid the Company or any of its Subsidiaries being classified as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended, for the current and any future taxable year.  Within seventy-five (75) days from the end of each taxable year of the Company, the Company shall determine whether the Company or any of its Subsidiaries was a PFIC in such taxable year.  If the Company determines that the Company or, if applicable, any of its Subsidiaries was a PFIC in a taxable year (or if the U.S. Internal Revenue Service or the Holder informs the Company that it has so determined), the Company shall, within one hundred and five (105) days from the end of such taxable year, inform the Holder of such determination and shall provide or cause to be provided to the Holder upon request a complete and accurate “PFIC Annual Information Statement” as described in Section 1.1295-1(g)(1) of the U.S. Treasury Regulations for the Company or the applicable Subsidiary of the Company.

ARTICLE 7
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

7.1          Company May Consolidate, Etc. on Certain Terms.  Subject to the provisions of Section 7.2, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person unless:

(a)           the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation, organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda or Hong Kong and the Successor Company (if not the Company) shall expressly assume all of the obligations of the Company under the Transaction Documents; and

(b)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Note.

For purposes of this Section 7.1, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.

7.2          Successor Corporation to Be Substituted.  In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company of the due and punctual payment of the principal of and accrued and unpaid interest on the Note, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Note and the due and punctual performance of all of the covenants and conditions of the Note to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part.  In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 7 the Person named as the “Company” in the first paragraph of the Note (or any successor that shall thereafter have become such in the manner prescribed in this Article 7) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Note and from its obligations under the Note.

7.3          Compliance.  No consolidation, merger, sale, conveyance, transfer or lease shall be effective unless the Holder shall receive an Officer’s Certificate that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption complies with the provisions of this Article 7.

ARTICLE 8
NO RIGHTS AS SHAREHOLDER PRIOR TO CONVERSION

For the avoidance of doubt, the Holder hereby acknowledges and agrees that it has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), or (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise, until the Note shall have been converted and ADSs or Class A Shares issuable upon the conversion hereof shall have been issued, as provided for in the Note.

ARTICLE 9
CANCELLATION

After all amounts at any time owing on the Note have been paid in full or upon the conversion of the Note in full pursuant to Article 3, the Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE 10
NO REDEMPTION OR PREPAYMENT

This Note shall not be redeemable or prepaid by the Company prior to the Maturity Date, and no sinking fund is provided for this Note.

ARTICLE 11
MISCELLANEOUS

11.1        Termination of Rights.  All rights under this Note shall terminate when (a) all amounts at any time owing on the Note have been paid in full or (ii) the Note is converted in full pursuant to the terms set forth in Article 3.

11.2        Provisions Binding on Company’s Successors.  All the covenants, stipulations, promises and agreements of the Company contained in the Note shall bind its successors and assigns whether so expressed or not.

11.3        Official Acts by Successor Company.  Any act or proceeding by any provision of the Note authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

11.4        Amendment; Waiver.  The amendment, modification or supplement to any term of the Note shall be effected by a written instrument executed by the Holder and the Company.  The observance of any provision in the Note may be waived only by the written consent of the party against whom such waiver is to be effective.  No failure or delay on the part of any party to exercise any right hereunder shall operate as waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

11.5        Transferability.

(a)           The Holder covenants that the Note and/or the Class A Shares or ADSs issuable upon conversion of the Note will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws.

(b)           The Holder agrees to the imprinting, until no longer required by this Section 11.5, of the following legend on any certificate evidencing the Note or the Class A Shares issuable upon conversion of the Note:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS.  THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THESE SECURITIES IN VIOLATION OF THE FOREGOING RESTRICTIONS SHALL BE NULL AND VOID.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Note or the Class A Shares issuable upon conversion of the Note if, unless otherwise required by state securities laws, (i) such securities are registered for resale under the Securities Act and are transferred to a Holder pursuant to a registration statement that is effective at the time of such transfer, (ii) in connection with a sale, assignment or other transfer, such Holder provides the Company with an opinion of counsel, the form and substance of which opinion shall be reasonably acceptable to the Company with respect to transactions of a similar nature, that the sale, assignment or transfer of the securities may be made without registration under the applicable requirements of the Securities Act or (iii) such Holder provides the Company with reasonable assurance that the securities can be sold, assigned or transferred pursuant to Rule 144 or have been sold under Rule 144.

(c)           Transfers of this Note not in contravention of applicable Law and the Transaction Documents shall be registered upon registration books maintained for such purpose by or on behalf of the Company.  Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever.

11.6        Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

11.7        Dispute Resolution.

(a)           Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.  The law of this arbitration clause shall be Hong Kong law.  The seat of arbitration shall be Hong Kong.

(b)           It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

11.8        Notices.  All notices and other communications given under this Note shall be in writing and shall be deemed to have been duly given: (a) upon receipt, when delivered personally; (b) one Business Day after deposit with an internationally recognized overnight courier service; or (c) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same.  The addresses of the parties for such communications are:

If to the Company:

LexinFintech Holdings Ltd.

Address:                                                 27/F CES Tower
No. 3099 Keyuan South Road
Nanshan District, Shenzhen 518052
The People’s Republic of China

Email:                                                            [Email address]

Attention:                                         Jay Wenjie Xiao

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Address:                                                 c/o 42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong

Email:                                                            [Email address]

Attention:              Z. Julie Gao

If to the Holder:

PAGAC Lemongrass Holding I Limited

Address:                                                 15/F, AIA Central
1 Connaught Road Central, Hong Kong

Email:                                                            [Email address]

Attention:                                         Jon Lewis

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Address:                                                 Unit 908, 9th Floor, Kerry Parkside Office

No. 1155 Fang Dian Road

Pudong, Shanghai 201204

The People’s Republic of China

Email:                                                            [Email address]

Attention:                                         Niping Wu

A party may change or supplement the addresses given above by giving the other party written notice thereof in the manner set forth above.

11.9        Calculations.  Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Note and shall provide a schedule of its calculations to the Holder upon request.  These calculations include, but are not limited to, determinations of the Last Reported Sale Prices, accrued interest payable on the Note, the number of Additional Class A Shares to be added to the Conversion Rate upon a Make-Whole Fundamental Change, if any, and the Conversion Rate.  The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on the Holder.

11.10      Delays or Omissions.  No delay or failure by any party to insist on the strict performance of any provision of the Note, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of the Note, nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

11.11      Interpretation.  If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of the Note, no presumption or burden of proof or persuasion will be implied because the Note was prepared by or at the request of any party or its counsel.

11.12      Rules of Construction.  The headings contained in this Note are for reference purposes only and do not affect in any way the meaning or interpretation of this Note.  In this Note, except as otherwise provided, (i) the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation; (ii) where a reference is made herein to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Note; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Note as a whole; (iv) any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders; (v) references to a Person are also to its successors and permitted assigns; and (vi) references to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

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IN WITNESS WHEREOF, the Company has caused the Note to be issued on the date first above written.

COMPANY:

LexinFintech Holdings Ltd.
(乐信控股有限公司)

By:	/s/ Wenjie Xiao
(Signature)

Name:	Wenjie Xiao
Title:	Chairman and Chief executive officer

[Signature Page to Convertible Senior Note]

Exhibit A

FORM OF REPURCHASE NOTICE

To: LEXINFINTECH HOLDINGS LTD. (乐信控股有限公司)

Reference is made to that certain US$                          convertible senior note (the “Note”) dated                           issued by LexinFintech Holdings Ltd. (乐信控股有限公司) (the “Company”) to the undersigned Holder.  Capitalized terms used and not defined herein shall have the meaning set forth in the Note.

The undersigned Holder of the Note hereby acknowledges receipt of a notice from the Company as to the right of the Holder to require the Company to repurchase all or a portion of the Note on the Repurchase Date, and requests and instructs the Company to pay to the Holder in accordance with Section 5.2 of the Note (1) [the entire principal amount of this Note] / [the portion of the principal amount of this Note below designated], and (2) if such Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Repurchase Date.

[Principal amount to be repaid (if less than all): US$                         ]

Dated:

[NAME OF HOLDER]

By:
Name:
Title:

Exhibit A

Exhibit B

FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE

To: LEXINFINTECH HOLDINGS LTD. (乐信控股有限公司)

Reference is made to that certain US$                          convertible senior note (the “Note”) dated                           issued by LexinFintech Holdings Ltd. (乐信控股有限公司) (the “Company”) to the undersigned Holder.  Capitalized terms used and not defined herein shall have the meaning set forth in the Note.

The undersigned Holder of the Note hereby acknowledges receipt of a notice from the Company as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the Holder in accordance with Section 5.2 of this Note (1) [the entire principal amount of this Note] / [the portion of the principal amount of this Note below designated], and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Fundamental Change Repurchase Date.

[Principal amount to be repaid (if less than all): US$                         ]

Dated:

[NAME OF HOLDER]

By:
Name:
Title:

Exhibit B